Exhibit 99.1

Cabbacis Receives SEC Notice of Qualification for Regulation A Offering

Investors Can Now Subscribe to Purchase Common Shares in Cabbacis at $2.00 per Share

June 5, 2025 5:16 PM Eastern Daylight Time

Niagara Falls, New York (BUSINESS WIRE) Cabbacis (OTCQB: CABI), a U.S. federally-licensed tobacco-product manufacturer focused on harm-reduction products being developed under the iBlend™ brand name, confirmed that on June 3rd the U.S. Securities and Exchange Commission (SEC) qualified the Company’s Offering Statement on Form 1-A for a Regulation A (Tier 2) offering.

Cabbacis seeks to raise up to $7 million, minus professional expenses and any underwriter fees, through the public sale of its common stock at $2.00 per share. The Regulation A offering is open to broad participation by both accredited and non-accredited investors; the latter subject to applicable Regulation A investment limits.

Access to the offering is available via www.cabbacis.com, where the Offering Circular and Subscription Agreement are publicly accessible.

The Company will use the proceeds from the offering for product development and commercialization expenses, including FDA costs related to filing premarket tobacco product applications (PMTAs) for the U.S. market, tobacco and hemp plantings, general corporate purposes and potential acquisitions.

About Cabbacis

Cabbacis is committed to commercializing reduced-nicotine cigarettes and vaporizer pods. Both types of products in development are predominately tobacco and include hemp. The Company also plans to move forward with reduced-nicotine tobacco cigarettes (and little cigars) without hemp.

Reduced-nicotine cigarettes without hemp have been evaluated in dozens of independent studies and contain about 95 percent less nicotine than conventional cigarettes. Results demonstrate, as reviewed in Donny and White 2022, that subjects smoked fewer cigarettes per day, reduced their nicotine dependence and exposure, doubled their quit attempts, and/or increased their number of smoke-free days.

The Company believes including hemp flower into reduced-nicotine cigarettes improves product acceptability and may potentially improve effectiveness due to the presence of non-THC cannabinoids.

The worldwide patent portfolio of Cabbacis LLC includes 35 issued patents and various pending patent applications across the United States, Europe, China, India, Japan, Indonesia, Russia, South Korea, Canada, Australia, New Zealand, Mexico, Brazil and other countries – where approximately two-thirds of the world’s smokers reside. Cabbacis holds 7 U.S. patents. Cabbacis LLC is a wholly-owned subsidiary of Cabbacis Inc.

To learn more about Cabbacis, please visit www.cabbacis.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the federal securities law. All statements other than statements of historical or current facts made in this document are forward-looking. We identify forward-looking statements in this document by using words or phrases such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intend,” “likely,” “may,” “objective,” “potential,” “plan,” “predict,” “project,” “seek,” “should,” “will” and similar words or phrases and their negatives. Forward-looking statements reflect our current expectations and are inherently uncertain. Actual outcomes or results could differ materially for a variety of reasons. Factors that could cause actual results to differ materially are described in “Risk Factors” in our Regulation A Offering Circular filed with the SEC and in our Annual Report on Form 1-K for the period ended December 31, 2024 filed with the SEC. We undertake no responsibility to publicly update or revise any forward-looking statement except as required by applicable law.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification or registration under the securities laws of that state or jurisdiction.

Media Contact

Deborah Aguglia
support@cabbacis.com